Exhibit 5.1

Global Ship Lease, Inc.
c/o GSL Enterprises Ltd.
9 Irodou Attikou Street
Kifisia, Athens
Greece, 14561

March 16, 2026

RE: Global Ship Lease, Inc.

Ladies and Gentlemen:

We have acted as counsel to Global Ship Lease, Inc. (the “Company”), a Marshall Islands corporation, in connection with the filing of the Registration Statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof under the U.S. Securities Act of 1933, as amended (the “Securities Act”), including a reoffer prospectus contained therein (the “Reoffer Prospectus”), such Registration Statement relating to the registration by the Company of Class A common shares, par value $0.01 per share (“Common Shares”), that may be issued pursuant to the Company’s 2019 Omnibus Incentive Plan, as amended and restated (the “Plan”, and such shares, the “Plan Shares”), and Common Shares that may be reoffered and resold by the selling securityholders named in the Reoffer Prospectus that have been acquired (the “Issued Reoffer Shares”) or may be acquired (the “Issuable Reoffer Shares”) pursuant to awards or grants under the Plan and instruments executed pursuant to the Plan which govern the awards or grants to which the Issued Reoffer Shares and/or Issuable Reoffer Shares relate, and which may include certain vesting and other conditions.

We have examined the Registration Statement, including the Reoffer Prospectus, the Plan, and the originals, or copies identified to our satisfaction, of such corporate records and corporate actions of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions expressed below. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the genuineness of the signatures of persons signing all documents, the persons identified as officers of the Company are serving as such and, as to factual matters, the truth, accuracy and completeness of the information, representations and warranties contained in the Registration Statement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (i) the Issued Reoffer Shares, have been duly authorized and are validly issued, fully paid, and non-assessable, and (ii) the Plan Shares and the Issuable Reoffer Shares have been duly authorized, and upon issuance and delivery of such shares in accordance with the Plan and the instruments executed pursuant to the Plan, as applicable, which govern the awards or grants to which the Plan Shares or Issuable Reoffer Shares relate, the Plan Shares and Issuable Reoffer Shares, as applicable, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the Republic of the Marshall Islands and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed with the Commission, and to each reference to our firm in the Reoffer Prospectus, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Watson Farley & Williams LLP

Watson Farley & Williams LLP